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                    METLIFE INVESTORS DISTRIBUTION COMPANY

                                 APRIL 5, 2013

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re:  MetLife Insurance Company of Connecticut ("Registrant")
          Form S-3 Registration Statement
          Pre-Effective Amendment No. 2
          File No. 333-185333

Ladies and Gentlemen:

   Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for MetLife Shield Level Selector Annuity Contracts issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-3 to Friday, April 12, 2013, or as soon thereafter as practicable.

                                          Sincerely,

                                          METLIFE INVESTORS DISTRIBUTION CO.


                                          By:     /s/ Elizabeth M. Forget
                                                  ------------------------------
                                          Name:   Elizabeth M. Forget
                                          Title:  Executive Vice President